Exhibit 10.6

FIFTH AMENDMENT TO OFFICE LEASE

This Fifth Amendment to Office Lease (“Amendment” ) is made as of the 29th day of March, 2004 by and between OFFICE CITY, INC., an Ohio corporation (“Landlord”) with its principal office at 191 West Nationwide Boulevard, Suite 200, Columbus, Ohio 43215, and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”), d/b/a ALLIANCE DATA SYSTEMS, with its principal office at 4590 East Broad Street, Columbus, Ohio 43213.

WITNESSETH:

WHEREAS, Landlord and World Financial Network, Inc. previously entered into that certain Office Lease dated December 24, 1986, as modified by Amendment to Lease dated January 19, 1987, Amendment to Office Lease dated January 19, 1987, Assignment of Lease effective January 20, 1987, Second Amendment to Office Lease dated May 11, 1988, Third Amendment to Office Lease dated August 4, 1989, Lease Extension dated July 28, 1994, Assignment and Assumption Agreement effective February 1, 1998, Modification of Lease dated August 18,1999 and Letter Agreement (Addendum to Modification of Lease) dated March 6, 2001 (collectively, the “Lease”), for those certain premises consisting of approximately 103,161 square feet within the Airport Commerce Park (the “Shopping Center”) located in the City of Whitehall, County of Franklin and State of Ohio, and further known as 4590 East Broad Street,. Columbus, Ohio 43213 (the “premises”);

WHEREAS, World Financial Network, Inc. assigned its interest under the Lease to The Limited Credit Service, Inc. by Assignment of Lease effective January 20, 1987 and was released from all liability thereunder; and, The Limited Credit Services reorganized as a national bank and assigned the Lease to World Financial Network National Bank effective May 1, 1989; and by virtue of the Assignment and Assumption Agreement effective February 1,1998, World Financial Network National Bank assigned its interest under the Lease to Tenant;

WHEREAS, The Limited, Inc. guarantees the performance of Tenant’s obligations under the Lease pursuant to a Guaranty (undated) executed in connection with the Lease;

WHEREAS, Tenant desires to construct an addition to the exterior of the Premises as set forth herein; and.

WHEREAS, Landlord and Tenant mutually intend and desire to modify the Lease on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, -the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows effective upon full execution of this Amendment;

1. Landlord and Tenant hereby agree to extend the term of the Lease for an additional period of six (6) years from its current expiration date of January 31, 2008 so that the same shall expire on January 31, 2014.

2. Effective upon the date that Landlord completes Phase I of Landlord’s Work as set forth herein, Tenant’s Rent, as set forth under Section 4.A. of the Lease, shall be increased to Four Hundred Ninety Two Thousand Seventy-Seven and 97/100 ($492,077.97) per annum, payable in advance, in equal monthly installments of Forty One Thousand Six and 50/100 Dollars ($41,006.50) on or before the first day of each month through January 31, 2009. Commencing February 1, 2009 and continuing through the expiration of the term of the Lease, Tenant shall pay as Rent to Landlord, the sum of Five Hundred Thirty Six Thousand Four Hundred Thirty-Seven and 20/100 Dollars ($536,437.20) per annum, payable in advance, in equal monthly installments of Forty Four Thousand Seven Hundred Three and 10/100 Dollars ($44,703,10) on or before the first day of each month.

3. Landlord’s Work. Landlord agrees to perform the following work to the Premises, in phases, as Follows:

A. Phase I. Landlord shall replace the roof system covering approximately 35,000 square feet of area over the west portion of the premises. The roof replacement system shall entail installation of a mechanically affixed.045 TPQ membrane with heat-welded seams over one and one-half inches (1-1/2”) of isocynurate insulation. Additionally, Landlord shall perform remedial work on the building front canopy as necessary to insure a water tight condition. Landlord shall use commercially reasonably efforts to complete such roof replacement and remedial work on the front canopy during the Fall of 2003.

B. Phase II. During the Summer of 2004, after Tenant has finalized structural modifications, if any, to the building front canopy, Landlord shall complete a comprehensive roof restoration project for the building front canopy. In addition, Landlord shall conduct a thorough inspection of the remaining portion of the roof of the premises not replaced in Phase I and shall complete a comprehensive repair project that addresses all detail deficiencies noted.

C. Phase III, Provided Tenant does not elect to exercise its right to terminate the Lease as permitted herein, during the Summer of 2008, Landlord shall install a single ply roof membrane over the remaining non-replaced portion of the roof.

4. Tenant’s Alterations to the Premises.

A. Tenant’s Exterior Patio Work, Tenant shall be permitted, at Tenant’s sole cost and expense, in accordance with plans and specifications submitted to and approved by Landlord and in accordance with Section 7 of the Lease, to install a forty foot (40’) by forty-eight foot (48’) exterior patio at the northeast comer of the premises. Said patio area will be comprised of a 4” concrete slab enclosed inside a seven foot (7’) high privacy fence with a partial awning, that would house a smoker’s enclosure / bus stop and seating, with access through a new door in the east side of the premises, plus gates on the southeast and northwest corners of the patio. A preliminary sketch of the patio area is attached hereto as Exhibit “A”. No materials installed by Tenant shall contain asbestos, PCB’s, or any other substance which is considered toxic or hazardous under any federal, state, or local building, environmental, health or safety law, code, ordinance or regulation. Tenant shall obtain, at Tenant’s sole cost and expense, all permits, certificates and approvals that may be necessary for the performance of Tenant’s Exterior Patio Work. Copies of all such documents shall be delivered to Landlord prior to Tenant commencing Tenant’s Exterior Patio Work.

For purposes of this Lease, the exterior patio shall be deemed to be part of the Premises. However, notwithstanding anything contained in the Lease to the contrary, Tenant shall be solely responsible for any and all maintenance and repair work, structural or otherwise, required to be performed on the exterior patio.

Upon the termination or expiration of this Lease, or prior to such termination or expiration of the Lease upon thirty (30) days prior written notice form Landlord, Tenant shall, at its sole cost and expense, remove such patio installation and repair any damage caused thereby, and shall restore the area to the condition it was in prior to the patio installation.

B. Tenant’s Front Facade Work. Tenant shall upgrade the front facade of the Premises in accordance with plans and specifications submitted to and approved by Landlord, and in accordance with the provisions of Section 7 of the Lease. No materials installed by Tenant shall contain asbestos, PCB’s, or any other substance which is considered toxic or hazardous under any federal, state, or local building, environmental, health or safety law, code, ordinance or regulation. Tenant shall obtain, at Tenant’s sole cost and expense, all permits, certificates and approvals that may be necessary for the performance of Tenant’s Front Facade Work. Copies of all such documents shall be delivered to Landlord prior to Tenant commencing Tenant’s Front Facade Work.

5. Construction Allowance. Upon the completion of Tenant’s Front Facade Work, provided Tenant is not in default of the terms and provisions of this Lease, has completed such Front Facade Work in accordance with the applicable building and zoning codes, ordinances, rules and regulations, and the plans and specifications approved by Landlord, and has delivered to Landlord a complete release and waivers of lien executed by all contractors, and if requested by Landlord, releases and waivers of Ken executed by every subcontractor supplying labor and/or materials in excess of Ten Thousand Dollars ($10,000.00) for Tenant’s Work, Landlord shall, within thirty (30) days thereafter, pay to Tenant, as Landlord’s contribution to Tenant’s Work, the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (hereinafter referred to as the “Construction Allowance”).

The provisions of this Paragraph 5 shall operate as and be deemed to be a condition precedent to Tenant’s right to receive and be paid its Construction Allowance. Tenant agrees that no part or portion of said Construction Allowance shall vest in Tenant, nor shall Tenant see, assign, encumber or create a security interest in such Construction Allowance prior to full and complete compliance with all of the provisions of this Paragraph 5.

Any funds designated in this Lease as a Construction Allowance either by way of a cash payment, rent reduction, rent credit, rent abatement or the like shall be paid by Landlord to Tenant as set forth in this Lease, and shall be used exclusively for the purpose of the construction of Tenant’s Work. In accordance with Section 110 of the internal Revenue Code of 1986, as amended, (the “Code”) and regulations thereunder, the Construction Allowance provided herein is for the purpose of constructing or improving qualified long-term real property (within the meaning of Section 110 of the Code) for use in the Tenant’s trade or business at the Premises.

6. Tenant’s Right to Terminate Lease. Provided Tenant is not in default of the Lease, Tenant shall have the right to terminate the Lease effective January 31, 2008 (“Effective Date of Termination”) upon at least -ninety (90) day’s prior written notice to Landlord, which notice shall be given to Landlord no later than November 1, 2007, and payment to Landlord of a termination fee in the amount of One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00) on or before the Effective Date of Termination. On or before the Effective Date of Termination, Tenant shall vacate the premises in accordance with the terms and provisions of this Lease, as amended hereby, as if such date were the natural expiration date of the Lease, with all rents paid in full. Landlord and Tenant shall thereafter be relieved of any liability or obligation that first accrues on or after the Effective Date of Termination.

7. Notices:

Landlord’s notice address and rent payment address shall be as follows:

Office City, Inc.

191 West Nationwide Boulevard

Suite 200

Columbus, Ohio 43215

Tenant’s address for notices shall be as follows:

ADS Alliance Data Systems, Inc.

Attn: Facility Services Manager 800

Tech Center Drive Gahanna, Ohio

43230

With a copy to:

ADS Alliance Data Systems, Inc.

Attn: General Counsel

17655 Waterview Parkway

Dallas, Texas 75252

8. Landlord agrees that as of February 1, 2004 Landlord shall fully release and forever discharge The Limited, Inc. as Guarantor under the Lease, except as to obligations of Tenant which arose thereunder prior to February 1, 2004.

9. Landlord and Tenant each mutually covenants, represents and warrants to the other that it has had no dealings or communications with any broker or agent in connection with this Amendment and each covenants and agrees to pay, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent claiming through the indemnifying party with respect hereto.

10. Landlord and Tenant represents and warrants to the other that it has taken all corporate, partnership or other action necessary to execute and deliver this Amendment, and that this Amendment constitutes the legally binding obligation of said party enforceable in accordance with its terms. Each party shall save and hold the other harmless from any claims, or damages including reasonable attorneys’ fees arising from said party’s misrepresentation of its authority to enter into and execute this Amendment.

11. Capitalized terms not defined herein shall have the definitions given such terms in the Lease.

12. As modified and amended hereby, Landlord and Tenant each ratifies and affirms the terms of the Lease.

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WHEREFOR, Landlord and Tenant have caused this Amendment to be signed upon the day and year first above written.

LANDLORD:

OFFICE CITY, INC., an Ohio corporation

By:	Frank S. Benson III – President

By:	Don M Casto III - Secretary

TENANT:

ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation

By:	Paul D. Fabara
Name:	Paul D. Fabara
Title:	SVP, Operations

LANDLORD’S ACKNOWLEDGMENT

STATE OF OHIO

COUNTY OF FRANKLIN

On this 29th day of March, 2004, before me a Notary Public, in and for said County, personally came Frank S. Benson III, who being by me duly sworn, did depose and say that he is the President of OFFICE CITY, INC., the corporation described in and which executed this instrument as Landlord, and that he executed this instrument on behalf of and in the name of such corporation.

Notary Public: Rhonda Ann Carver

STATE OF OHIO

COUNTY OF FRANKLIN

On this 29th day of March, 2004, before me a Notary Public, in and for said County, personally came Don M. Casto III, who being by me duly sworn, did depose and say that he is the Secretary of OFFICE CITY, INC., the corporation described in and which executed this instrument as Landlord, and that he executed this instrument on behalf of and in the name of such corporation.

Notary Public: Rhonda Ann Carver

TENANT’S ACKNOWLEDGMENT

STATE OF OHIO

COUNTY OF FRANKLIN

On this 6th day of February, 2004, before me, a Notary Public, in and for said County, personally came Paul D Fabara, who, being by me duly sworn, did depose and say that he is the Senior V.P. of ADS Alliance Data Systems, Inc., the corporation described in, and which executed this instrument as Tenant; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

Notary Public: Mary Brewer

EXHIBIT “A”